Exhibit 10.5
EXTENSION OF LEASE
This Extension of Lease ("Extension") is made this 11th day of January, 2013 (the "Effective Date") between 90 Nassau, LLC ("Landlord") whose address is 195 Nassau Street, Princeton, NJ 08542 and Heartland Payment Systems, Inc., having its notice address at 2001 Aerospace Parkway, Brook Park, OH 44042, Attn: Dan Corle ("Tenant").

WHEREAS, Tenant and Landlord's predecessor in title entered into a certain Lease ("Lease") dated September 9, 2004 for the lease of 9,307 rentable square feet square feet located on the second and third floors of the building at 90 Nassau Street in the Borough of Princeton, County of Mercer and State of New Jersey (the "Building"); and

WHEREAS, the Lease was amended by a First Amendment to Lease Agreement dated
March 12, 2005;

WHEREAS, the Landlord purchased the Building on March 3, 2006 and became the landlord under the Lease and assUU1ed the obligations of its predecessors in title under the Lease; and

WHEREAS, the Tenant has notified the Landlord that Tenant would like to extend the term of the Lease for a period of ten (I0) years and Landlord and Tenant have agreed to extend the terms of the Lease on the terms and conditions agreed to in this Extension;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follow:

1.
Relationship to Lease. Where the terms of this Extension amend, modify or contradict the terms of the Lease, the terms of this Extension shall be controlling. All other terms of the Lease not incompatible with this Amendment shall remain in full force and effect. Unless otherwise defined herein, all capitalized terms used in this Extension shall have the same meaning as ascribed to them in the Lease.

2.
Renewal not Affected. It is understood that this Extension is not an extension based on the Renewal Option Rider attached to the Lease, but is an extension of the Lease based on new negotiations and agreements between Landlord and Tenant. The Renewal Option Rider attached to the Lease does not apply to this Extension but shall remain in full force and effect in relation to the two (2) five (5) year Renewals outlined in Paragraph 12. Below.

3.
Extension. The renewal term shall be a period often (10) years commencing on June 11, 2013 and ending on June 10, 2023 (the "Extension Term"). Until June 11, 2013, to be known as the "Extension Commencement Date", the Tenant shall continue to pay all Rent and Additional Rent as called for in the Lease.

4.
Premises. The Premises that are subject to this renewal shall be the same as described in the definition section of the Lease under "Premises" and shall be 6052 rentable square feet on the second floor and 3,255 rentable square feet on the third floor, (9,307 total s/f) all presently occupied by the Tenant.

5.
Base Rent. The Base Rent commencing on the Extension Commencement Date shall be $38.00 per square foot for the first year of the Extension Term and shall be subject to 3% annual increases as shown below:

Rent-SF $38.00	Beginning 6/ll/13	Ending 6/10/14	Monthly $29,472.17	Annual $353,666.00
$39.14	6/ll/14	6/10/15	$30,356.33	$364,275.98
$40.31	6/11115	6110/16	$31,263.76	$375,165.17
$41.52	6/ll/16	6/10/17	$32,202.22	$386,426.64
$42.77	6/11/17	6/10/18	$33,171.70	$398,060.39
$44.05	6/11/18	6/10/19	$34,164.45	$409,973.35
$45.37	6/11119	6/10/20	$35,188.21	$422,258.59
$46.74	6/11/20	6/10/21	$36,250.76	$435,009.18
$48.14	6/11/21	6/10/22	$37,336.58	$448,038.98
$49.58	6111/22	6/10/23	$38,453.42	$461,441.06

6.	Base Year. The Base Year as defined in Article I of the Lease shall now be defined as Calendar Year 2013 as applied to the Extension Term.

7.
Operating Expense Statements and Audits. The First Paragraph of Section 2.4 of the Lease shall be replaced in its entirety by the following, which replacement is not intended to change the basic provisions of such First Paragraph but to correct typos, omissions and inconsistencies and to conform such First Paragraph to the requirements of the terms of the Lease Extension:

"If the Operating Expenses for the Property, in any calendar year during the term of the Extension, exceed the Operating Expenses for the redefined Base Year of 2013, Tenant agrees to pay, as additional monthly rent, the Proportionate Share of such excess Operating Expenses, as estimated by the Landlord from time to time.
During any partial calendar year of the Extension Term (such as the year in which the Extension Term terminates), Tenant's Proportionate Share of Operating Expenses shall be adjusted based upon the actual number of days contained within the Extension Term during such partial calendar year.
No later than by April 30 of each calendar year of the Extension Term, time being of the essence, Landlord will provide Tenant with an itemized statement ("Additional Rent Statement") showing in reasonable detail any excess Operating Expenses due (or any overpayments made by Tenant) for the prior calendar year under this Section and the Tenant (or the Landlord, if there has been an overpayment by the Tenant) shall pay such amount within 30 days after Tenant's receipt of such statement. The April 30th time of the essence period for delivery of the Additional Rent Statement may be unilaterally extended by the Landlord for a period not in excess of an additional sixty (60) days, upon written notice of such extension given by Landlord to Tenant prior to April 30th of the year in question.
In no event shall the Base Rent, or other sums due under this Lease during the Extension Term, ever be reduced due to the operation of this Section 2.4 or due to the Operating Expenses being less for the Property than the Operating Expenses for the Base Year. The intention of the foregoing is to insure that in the event any year's Operating Expenses are less than the Operating Expenses established in the new Base Year 2013, the minimum annual Rent due from the Tenant in that year shall never be less than Base Rent for that year as called for in Paragraph 5 of the Extension.
Each Additional Rent Statement furnished by Landlord to Tenant shall be conclusive and binding on the Tenant, unless within sixty (60) days after receipt of such Additional Rent Statement (the "Dispute Period"), Tenant shall notify the Landlord in writing that it disputes the correctness of such Additional Rent Statement, and the written notification states the reason for such dispute. Even if there is a dispute as to any Additional Rent Statement, the Tenant shall pay fifty percent (50%) of the amount called for in such disputed Additional Rent Statement within the initial thirty (30) days after Tenant's receipt of the disputed Additional Rent Statement.
In the event that the Tenant gives timely notice of a dispute as to an Additional Rent Statement within the Dispute Period, the Tenant, or its authorized agent, at Tenant's expense, shall have the right, for a pe1iod of sixty days after the receipt of such Additional Rent Statement, and upon reasonable advance notice, and during normal business hours, to inspect the books and records of the Landlord applicable to the determination of the Additional Rent Statement and the determination of any other items of additional rent payable by Tenant, for the purpose of verifying, in good faith, the accuracy of the information contained in such Additional Rent Statement and the accuracy of the calculation of any other items of additional rent payable by Tenant.
Landlord shall maintain at its office, or at the office of its managing agent, full, complete and accurate books and records prepared in accordance with prudent building management practices, with respect to the Operating Expenses of the Property, and shall retain such record as to each calendar year for a period of not less than two (2) years following the delivery of the Additional Rent Statement for such calendar year, and for the full term with respect to the Base Year, which may be audited by Tenant at any time that other audits are being performed.
As a result of the completion of a Tenant audit and/or inspection resulting from any dispute, if the calculation of the Tenant's Proportionate Share of excess Operating Expenses or of any other items of additional rent payable by Tenant indicates that the Tenant overpaid or underpaid Tenant's Proportionate Share of excess Operating Expenses or any other items of additional rent, then Landlord shall pay Tenant, or Tenant shall pay Landlord, as applicable, upon thirty (30) days prior written notice from the other party, an amount equal to such overpayment or underpayment. If the Landlord disputes the findings of the Tenant's audit after receipt of the results of Tenant's audit, and the parties are unable, after good faith negotiations, to come to a resolution of the issues in dispute within thirty (30) days thereafter, then the Tenant shall pay the full undisputed amount shown to be due pursuant to the Tenant's audit and fifty percent (50%) of the disputed amount, and both parties shall retain their legal remedies with respect to the disputed amount. Interest at the rate set forth in the Lease shall be due on the portion of the disputed amount that is eventually adjudged to either have been rightfully due - but unpaid - to Landlord from Tenant, or have been improperly billed to Tenant and paid by Tenant to Landlord, as applicable. In no event shall any such payment due from Tenant be taken by Tenant as a credit against rent next due, later due, or due upon expiration of the Lease to Landlord. In no event shall any such payment due from Landlord be made by Landlord in the form of a credit against rent next or later due to Landlord from Tenant unless such credit is specifically requested by Tenant. The Second and Third Paragraphs of Section 2.4 of the Lease shall remain in full force .and effect.

8.	Operating Expense Definition.

(a)
The tern "Operating Expenses" shall specifically not include the costs of the elevator repairs and elevator cab refurbishment as outlined in the attached Contract between Landlord and Otis Elevator Corp attached hereto as Exhibit A The Landlord agrees to undertake these repairs and refurbishment at its sole cost and expense no later than the commencement date of this Extension, which completion date may be reasonably extended by the Landlord if parts are not available or the elevator contractor fails to perform in a timely fashion, provided that Landlord shall work diligently and in good faith to cause said contractor to perform. The elevator repairs will be undertaken by Landlord's contractor during regular business hours. The Landlord will consult with the Tenant on the most practical time period in which to perform the repairs, and the Tenant shall be given at least one (1) week written notice by Landlord prior to commencement of the work on the elevator.

(b)	The term "Operating Expenses" shall specifically not include the costs of converting the common entrance of the Building to handicap accessibility.

(c)
In addition to the exclusions from Operating Expenses set forth in Section 2.4 of the Lease, the following shall also be excluded therefrom: (1) deductibles in excess of the deductible amounts shown on the abstract of the Landlord's insurance policy attached hereto as Exhibit C, costs which are actually reimbursed by insurers, paid pursuant to warranties, or by governmental authorities in eminent domain proceedings to Landlord; (2) wages and salaries of employees above the level of Building general manager; (3) fines or penalties assessed against Landlord as a result of the negligence or willful misconduct of Landlord or Landlord's agents; (4) costs of purchasing or leasing works of art; (4) any management of administrative fees in excess of any fee expressly permitted in the Lease; (4) the costs of maintaining Landlord's existence, and Landlord's general overhead except as it directly relates to the operation and management of the Building; (5) capital improvements or costs, determined by reference to generally accepted accounting principles ("GAAP"), unless (A) incurred to reduce Operating Expenses (provided the annual amount pass through does not exceed the annual savings), or (B) required to comply with any laws (except to the extent such expenditures are required to comply with laws in effect prior to the date of this Lease), and then only the amortized cost of the applicable capital expenditure or cost shall be included in Operating Expense over the capital item's useful life during each year of the term, amortized over fifteen (15) years; (6) all depreciation and amortization, except as expressly permitted by the Lease; (7) costs of selling, transferring, syndicating, financing, refinancing, mortgaging or hypothecating any of Landlord's interest in all or any part of the Building, including, but not limited to, points and commissions in connection therewith; (8) bad debt loss, rent loss or reserves for bad debts or rent loss, unless such bad debt loss, rent loss or reserves for bad debts or rent loss arising from the Lease or this Extension; (9) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or other costs of operating such concessions; (10) any fines or penalties incurred due to violations by Landlord of any governmental rule or regulation; (11) the cost of testing, remediation or removal, transportation or storage of hazardous material; (12) and (13) replacement or contingency reserves.

(d)
In the event the average occupancy rate for the Building during any calendar year, including the Base Year, is less than ninety-five percent (95%), then Operating Expenses for such calendar year, and which vary with occupancy, shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate for the Building had been ninety-five percent (95%) and Operating Expenses for such period shall be proportionately grossed up by Landlord to estimate the amount Operating Expenses would have been for such period had occupancy of the Building been ninety-five percent (95%) throughout such period.

9.	Tenant Improvements.

(a)
The Landlord agrees to make the following improvements in relation to this Extension: 1. After the execution of this Extension, the Landlord will repaint the entire Premises commencing upon thirty (30) days notice from the Tenant. The Landlord's employees and/or contractors shall only be permitted to enter the Premises for painting on weekdays after 5:00P.M and must cease painting activities and leave the Premises by 8:00 A.M. On weekends, the Landlord's employees and/or contractors shall have access to the Premises for painting from 5:00 P.M. on Fridays until 8:00 on Mondays. The Landlord and Tenant will cooperate to create a schedule for the staging of the painting work by area to allow the Tenant to continue operations in areas of the Premises that are not actively being painted. The Tenant shall be responsible, at the Tenant's sole cost, for moving the Tenant's possessions, furniture and equipment away from the walls in the areas designated for painting in the staging schedule, and for providing protective covering for such items to the Tenant's satisfaction. The Tenant shall be responsible, at the Tenant's sole cost, for uncovering and returning the Tenant's possessions, furniture and equipment back into operational position after the painting in a designated area has been completed. After the execution of this Extension, the Landlord will rebalance the HVAC system serving the Premises commencing upon fifteen (15) days notice from the Tenant but no earlier than May 1, 2013.

(b)
Tenant shall not be required to remove any Tenant Improvements from the Premises upon expiration of the term of the Lease, unless they are specifically identified as outlined below. Tenant must notify the Landlord in writing prior to installing any Tenant Improvements, fixtures or attached equipment. Tenant must obtain the Landlord's approval of any such installation(s), which approval shall not be unreasonably withheld. Whether such installation(s) and undertaken by the Landlord or the Tenant, Landlord will reasonably identify, in a writing to the Tenant, items that are specific to the Tenant's use, and such identified items shall be removed by the Tenant at Tenant's expense at the end of the Term, unless the Landlord requests that they remain. As to the Tenant Improvements, fixture and attached equipment that were installed prior to the Effective Date of this Extension, the same shall not be required to be removed by Tenant upon surrender of the Premises. As to the Tenant Improvements, fixture and attached equipment that are to be installed prior to the commencement date of this Extension, the Landlord shall inspect the Premises prior to such Commencement Date, and shall notify the Tenant in writing of any items any items that must be removed at the end of the Term.

10.
Right of First Offer. The Tenant has requested that the Right of First Offer found in the Right of First Offer (Lease) Rider be amended to include the 5th floor of the Building. The Right of First Offer (Lease) Rider is hereby cancelled and shall be replaced in its entirety by tl1e te1ms of this Paragraph.

(a)	The Landlord hereby grants to Tenant a Right of First Offer to lease the premises on the 4th and 5th floors of the Building ("Expansion Premises").

(b)
If, during the Term of this Lease, the Landlord intends to lease all or a p01tion of the Expansion Premises to a third patty tenant that is not an affiliate of the Landlord, the Landlord shall give the Tenant written notice of such intention to lease. If the Tenant desires to lease all or a portion of the Expansion Premises, Tenant shall so notify the Landlord in writing within ten (10) days of Tenant's receipt of Landlord's notice of intention to lease. If the Tenant does notify the Landlord in writing of the Tenant's intention to Lease within the ten (10) day period, the Landlord and Tenant shall be deemed to have agreed to a Lease of the Expansion Premises on the terms outlined in c., d. and e. below. If the Tenant does not notify the Landlord in writing of the Tenant's intention to Lease within the ten (10) day period, then, at any time thereafter, the Landlord shall be free to lease the Expansion Premises free and clear of the of the Tenant's Right of First Offer, provided that, if the if the Landlord has not leased all or a portion of the Expansion Premises within one (1) year following the initial notice of Intent to Lease, the Right of First Offer shall be reinstated for any portion of the Expansion Premises that has not been leased.

(c)
The Lease entered into under the Tenant's exercise of the Right of First Offer shall be referred to as the "Expansion Lease". The Expansion Lease shall operate under the same terms and conditions as called for in the Lease for the 2nd and 3rd floor Premises as modified by this Extension, except that the Base Rent for the Expansion Premises shall be the greater of the then Lease annual Base Rent per square foot outlined in Paragraph 5 above, or the fair market rental rate of the Expansion Premises, as determined by the methodology called for in Paragraphs 3 and 4 of the Renewal Option Rider of the Lease. If the fair market rental rate is greater than the existing Premises Base Rent Rate, then the market rental rate shall be applied to the Expansion Premises and shall be subject to three (3%) percent annual increases during the remaining years of the Extension Term.

(d)
Landlord will not be responsible for any Tenant Improvements or demising elements in relation to the Expansion Premises. Any improvements and or demising elements in the Expansion Premises must be provided by and paid for by the Tenant. At Tenant's option, the Landlord will give the Tenant an Improvement Allowance of up to $25.00 per square foot of the Expansion Premises, which the Tenant shall repay on a amortization schedule over the remaining Term of the Lease pursuant to this Extension (and the amortization period will not include the term of any further Lease renewal or extension period), with monthly payments beginning upon occupancy of any portion of the Expansion Premises by Tenant and ending on the last day of Extension Term. The amortization calculation shall include interest to be charged on the

Improvement Allowance at the prime rate at the time of occupancy plus 2.5%, but no less than 5.75%. All Tenant Improvements or demising elements must be approved by the Landlord, and such approval shall not be unreasonably withheld.

(e)
The Tenant's Proportionate Share of the Building shall be increased to accurately reflect the additional rentable area of the Expansion Premises, and the Tenant shall pay Tenant's Proportionate Share of excess Operating Expenses for the Expansion Premises in the same amounts per square foot as called for in the Extension for the Premises applicable at the time of the Rent Commencement Date under the Expansion Lease.

11.
Renewal. The Landlord hereby grants to Tenant two (2) five (5) year Renewal Options at the end of the ten (10) year Extension Term. The foregoing Renewal Options shall be governed by the terms of the Renewal Option Rider attached to the Lease creating the first five (5) year renewal option. The intent is to transfer the Tenant's renewal option as described in the Renewal Option Rider from the end of the original term of the Lease to the end of the Extension Term. If the Tenant timely exercises the first five (5) year renewal option at the end of the Extension Term, the Lease renewal term created by the exercise shall also be subject to the terms of the Renewal Option Rider, which then provides the Tenant with a second (5) year renewal option at the end of the first five (5) year renewal term.

12.
Brokers. The Landlord recognizes Fennelly Associates as the real estate agency representing the Buyer and agrees to pay a real estate commission in relation to this Extension pursuant to a separate agreement.

13.	Mutuality.

(a)
The provisions of Article I of the Lease definition of "Force Majeure" and provisions of Section 12.2 of the Lease concerning Acts of God shall be deemed to apply equally to both Landlord and Tenant (i.e., both parties shall be deemed excused from performance as a result of force majeure).

(b)
The provisions of section 12.1 of the Lease concerning waivers are hereby deemed to apply mutually to both Tenant and Landlord (i.e., both parties shall be deemed not to waive any failure to perform of the other party, unless expressly in writing).

(c)
The provisions of Section 12.3 of the Lease concerning attorney's fees shall be deemed to apply equally to Landlord and Tenant (i.e., both parties shall be able to recover attorney's fees as a result of the proven default of the other party).

14.	Casualtv. Landlord and Tenant hereby agree that in the event of casualty, all payments of rent under the Lease and not just Base Rent shall be abated pursuant to the terms of Section 7.2 of the Lease.

15.	Tenant Notice Address. The parties acknowledge that the Tenant's notice address for purposes of the Lease shall be:

Heartland Payments Systems, Inc.
2001 Aerospace Parkway
Brook Park, OH 44042
Attn: Dan Corle

Landlord hereby acknowledged that its notice address for any notices under the Lease is:

90 Nassau, LLC, c/o Thompson Management, LLC
195 Nassau Street
Princeton, NJ 08542
With copies to: Archibald S. Reid, Esq,

195 Nassau Street
Princeton, NJ 08540

16.
Waiver of Damages. Notwithstanding any provisions of the Lease to the contrary, in no event shall either Landlord or Tenant be responsible for, and each party hereby waives any rights to, indirect, special, punitive, or consequential damages (including lost profits and opportunities). Nothing in this Paragraph will be deemed to limit or prevent the Landlord from collecting from the Tenant the Base Rent, Additional Rent, and utility changes due during the term of this Extension and any renewal.

17.	Hazardous Materials.

(a)
For purposes of clarification of Section 3.4 of the Lease, the parties hereby agree that Tenant shall not be deemed "legally liable" for any contamination unless it is actually caused by Tenant, its employees or agents and in no event shall Tenant be liable for any liabilities related to the underground storage tank next to the building in the Witherspoon Street right-of- way (the "UST"). Certain charges related to the UST shall be passed through to Tenant in accordance with Section 26 hereof.

(b)
Landlord does hereby agree to indemnify, defend and save harmless Tenant, its employees, agents, officers, directors, and stockholders from any and all losses, costs, damages and expenses (including fines, penalties, and attorneys' fees) resulting from any claim, demand, liability, obligations, right or cause of action, including but not limited to governmental action or other third party action, arising out of the presence of any Hazardous Materials at the Property, the presence of which is not due to the act or omission of Tenant, its employees, agents, contractors or invitees.

18.	Landlord Obligations.

(a)
Tenant shall have the right, but not the obligation, in addition to any other remedy available at law or in equity, to, after reasonable written notice allowing the Landlord an opportunity to cure, incur reasonable expense necessary to perform the obligations of Landlord and to bill Landlord for the cost thereof Landlord shall remit payment for any cost incurred pursuant to the terms of this section within thirty (30) days after receipt of an invoice therefor, or if Landlord shall fail to pay within such time period, Tenant may offset any such amounts against Rent due hereunder."

(b)
For purposes of clarification, the release in Section 7.5 of the Lease shall not be deemed to release Landlord from any failure to provide the services required under the Lease or from any defaults of Landlord under the Lease.

(c)	The last sentence of Section 7.5 is hereby deemed deleted in its entirety.

(d)
Section 12.13 of the Lease is hereby deemed clarified to mean that the limitation of Landlord's liability to its interest in the Property shall include any sales, condemnation, insurance and refinancing proceeds thereof.

19.
Indemnification. Landlord does hereby agree to indemnify, defend and save harmless Tenant, its employees, agents, officers, directors, and stockholders from any and all losses, costs, damages and expenses (including fines, penalties, and attorneys' fees) resulting from any negligence or intentional omissions of Landlord, its employees, agents, contractors and invitees, as well as from any default of Landlord under the Lease

20.
Utilities. Electricity from outlets, lighting and equipment in the Premises has been submetered at Landlord's expense as of May 2012 and the cost of electrical usage at the Premises shall be paid for by Tenant based on submeter readings.

21.
Assignment. Section 9.1 of the Lease is hereby deemed deleted in its entirety and replaced with the following: "Tenant shall not assign the Lease or sublease any portion of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, consent to an assignment or subletting shall not be required if resulting from a merger, consolidation or sale of substantially all of Tenant's assets, or if the assignee or subtenant is a parent, subsidiary or affiliate of Tenant. Landlord shall not be entitled to any profits from a subletting received by Tenant." In no event shall any assignment or sublease ever release the Tenant or any guarantor for any obligation or liability hereunder.

22.	Subordination and Estoppels.

(a)
Landlord hereby agrees that notwithstanding the provisions of Section 9.3 of the Lease to the contrary, Tenant's subordination to any future mortgagee or ground landlord shall only be operative so long as its tenancy is not disturbed in the event of a foreclosure or deed in lieu.

(b)	The parties hereby agree that Tenant's obligation to execute any documents pursuant to Section 9.3 of the Lease shall be limited to those documents which are customary and commercially reasonable.

(c)
The parties hereby agree that notwithstanding the provisions of Section 9.3 of the Lease to the contrary, in no event shall Landlord ever be deemed an attorney in fact for Tenant except in the case of an attornment requested by Landlord which the Tenant refuses to execute within a reasonable period.

(d)
The parties hereby agree that the last sentence of Section 9.4 shall be amended to permit the Tenant up to twenty (20) days to provide a requested estoppel certificate. In the event Tenant does not return such an estoppel certificate timely, provided that Landlord has sent Tenant a written reminder notice that an estoppel certificate is due within ten (10) days after such reminder notice, Landlord may declare the Tenant to be in default.

23.	Insurance.

(a)	The second to last sentence under Section 7.6 of the Lease beginning with the words "All insurance required to be carried..." is hereby deemed deleted in its entirety.

(b)
Notwithstanding the provisions of Section 7.6 of the Lease to the contrary, Tenant's certificates of insurance shall be due no later than ten (10) days after expiration or renewal of the applicable insurance policy, provided there is no lapse in coverage.

24.	Default.

(a)
Section 11.1(2) of the Lease is hereby revised to "(2) Tenant shall abandon the Premises and cease to pay all or any portion of the Base Rent, Additional Rent and other charges due to the Landlord pursuant to the Lease as extended;"

(b)	The following is hereby added to Section 11.1(5) of the Lease prior to the semicolon: "and not released within thirty (30) days after notice thereof is given to Tenant".

(c)	The reference to ten (10) days in Section 11.1(7) of the Lease is hereby revised to thirty (30) days.

(d)	Landlord hereby agrees that in the event of any Tenant default it is obligated to mitigate its damages.

(e)
Section 11.2(4) of the Lease is hereby deemed revised such that Tenant's liability shall be for all unpaid Base Rent and other charges for the remainder of the te1m, but once the Landlord leases the Premises (or a portion thereof), Landlord shall be liable to Tenant for any rentals received from such other tenant up to the amount of the rent that would have been due on a monthly basis from Tenant for the portion of the Premises leased to the new tenant (if Tenant had not paid accelerated damages pursuant to this provision), after subtracting therefrom the costs incurred by Landlord of entering into such other lease (including, but not limited to, advertising costs, brokerage fees and a market rate fit out allowance paid to the new tenant(s)). This obligation of Landlord shall survive any termination of the Lease as a result of a Tenant default.

(f)
The last paragraph in Section 11.2 of the Lease is hereby deleted in its entirety and replaced with the following: "Notwithstanding anything contained in this lease to the contrary, this Lease may be terminated by Landlord only by written notice of such termination to Tenant in accordance with this Lease, and no other act or omission of Landlord shall be construed as a termination of this Lease."

25.	Landlord's Lien. The parties hereby agree that Section 10.1 and 10.2 of the Lease are hereby amended as follows:

(a)
With respect to any security interest granted to Landlord under the Lease, such security interest is hereby deemed waived and released in the event that any of Tenant's current financing or loan documents prohibit the grant of a contractual security interest by Tenant to any other party or to the extent any of such documents contain any representations from Tenant representing that Tenant has not granted any such security interest to any other party.

(b)
With respect to any statutory or common law landlord's lien, such lien shall take a second position behind the lien or security interest of any current or future lender, vendor or service provider who validly establishes a lien or security interest on the personal property of the Tenant. Once Tenant's representation regarding no security interest and/or the prohibition against Tenant granting a security interest to any partyis no longer of any force and effect (i.e., Tenant's current loan/financing and any extensions and refinancing thereof has been paid off and all of Tenant's obligations thereunder have been fulfilled), Landlord shall be permitted to have a security interest in Tenant's personal property at the Premises in case of a Tenant default that is subordinate to the lien or security interest of any then-current or future lender, vendor or service provider who validly establishes a lien or security interest on the personal property of the Tenant. No further documentation shall be necessary to evidence the subordination set forth herein.

(c)
Authority. Thompson Management, LLC is the Manager of the Landlord under the Landlord's Operating Agreements and Thompson Management, LLC has full authority to negotiate, sign and execute leasing documents binding the Landlord.

26.
Capital Expense Recovery Continued From Original Lease. Notwithstanding any other terms of this Extension, it is understood and agreed that each of the recoverable capital expenses being charged to the Tenant pursuant to the Lease based on the attached Amortization Schedule attached hereto as Exhibit B, but only to the extent incurred prior to the Commencement of this Extension, shall, without regard to the establishment of the new Base Year 2013 Operating Expenses and definition of Operating Expenses under Section S(c) hereof, continue to be due and payable by the Tenant during the term of this Extension and any renewal term thereafter until termination of the Lease as extended and/or renewed, or the expiration of the 15 year amortization period applicable to each such capital item, whichever comes sooner. For purposes of clarification, such recoverable capital expenses include the costs incurred with respect to the UST prior to the Effective Date hereof. The Landlord represents that the Landlord will not undertake any capital installations or repairs to the building from the Effective Date to the Extension Commencement Date that will be chargeable to the Tenant unless such capital installations or repairs are required by a government entity or are reasonably necessary for the safe operation of the Building.

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IN WTINESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first written above.

90 Nassau, LLC, by its Manager
Thompson Management, LLC

By: /S/Lauri Names
            Lauri Names, Manager

Heartland Payment Systems, Inc.

By: /S/Robert H. B. Baldwin, Jr.
Its: Vice Chairman